EXHIBIT 99.1

PetMeds® to Acquire PetCareRx

The Acquisition Is Expected to Accelerate Revenue Growth and Expand Addressable Market in a $120 Billion* U.S. Industry

DELRAY BEACH, Fla. — January 17, 2023 - PetMed Express, Inc. (“PetMeds®”) (NASDAQ: PETS), Your Trusted Pet Health Expert™, has reached a definitive agreement to acquire PetCareRx, a leading supplier of pet medications, food, and supplies.

The combined entities will expand PetMeds’ existing base of over two million customers and will add approximately 10,000 incremental wellness products to the company’s existing product offering. The acquisition of PetCareRx gives PetMeds an immediate revenue boost, and the company believes it can expand on that growth through an expanded product catalog and differentiated services.

“We believe this acquisition will not only be highly beneficial to our customers but will also drive significant shareholder value over the long-term," said Matt Hulett, CEO and President of PetMeds. “Together, PetMeds and PetCareRx will provide a much expanded product offering and accelerated growth by capturing a larger share of customer wallet through increased basket size and order frequency within the booming $120 billion* annual sales U.S. pet care market. Pet parents will benefit from expanded choice in both prescription and non-prescription medicines, and thousands of incremental products, including premium and prescription food, treats, and supplements.”

Mr. Hulett continued: “PetMeds first became an iconic brand with our ground-breaking prescription medication business, and we intend to continue to innovate with a broader focus on a wider pet health strategy. The acquisition of PetCareRX accelerates the execution of our growth strategy to become the go-to expert in all things pet health and wellness by providing our customers with a broader product offering of the best products on the market.”

Following the closing of the transaction, PetMeds intends to keep the consumer facing PetCareRx e-commerce operation and brand running separately. Customers will continue to enjoy the same world-class service and e-commerce experience while being supported by a more efficient distribution network and broader product selection.

"The PetCareRx team has worked to build a business that inspires trust and loyalty by providing pet parents with ‘nose to tail' products at great value with uncompromising quality and service. Joining forces with PetMeds will enable a more holistic pet wellness experience with greater resources and scale and a shared commitment to improving the lives of pet parents across the US," said Jeanette Loeb, CEO of PetCareRx."

The PetCareRx acquisition marks PetMeds’ second major transaction in the last 9 months, following an investment in Vetster in April 2022, which introduced a one-of-a-kind offering for pet parents in the pet telemedicine space.
The transaction is subject to customary closing conditions and completion of regulatory review. The deal has been approved by the board of directors of both PetMeds and PetCareRx and is expected to close in the first quarter of 2023.

CapM Advisors acted as the financial advisor to PetMeds in this transaction.

PetMeds Analyst Day Webcast and Conference Call

The PetMeds management team will host an Analyst Day webcast and conference call to provide an update on how the transaction fits within the company’s broader strategy and answer questions from financial analysts on, January 19, 2023 at 10:00am ET.

Date: Thursday, January 19, 2023
Time: 10:00 am Eastern Time (7:00 am Pacific Time)
Webcast Link: PetMeds Analyst Day Webcast

A replay of the webcast will be added to the investor relations portion of the company’s website. A telephonic replay of the conference call will also be available through February 2, 2023.

Toll-free replay number: 844-512-2921
International replay number: 412-317-6671

Replay passcode: 13735204

*Source: Statista, 2021

###

ABOUT PETCARERX

PetCareRx's mission is to add love to the world by enhancing the lives of pets and pet parents. To enable this mission, their guiding pet wellness philosophy is that every pet deserves lots of love, proper nutrition, complete protection, and personalized care. In this spirit they provide treats and toys, foods and vitamins, flea, tick and heartworm protection, and a vast range of prescription medications, all at a great value and with Internet convenience. For more information, please visit www.petcarerx.com.

ABOUT PETMEDS

Founded in 1996, PetMeds is Your Trusted Pet Health Expert, delivering pet medications, products, and health services direct to the consumer at PetMeds.com and through its toll-free number (1-800-PetMeds). PetMeds aims to be the most trusted pet health expert by providing incredible care and services that are affordable to the broadest group of pet parents--because every pet deserves to live a long, happy, healthy life. For more information, please visit www.petmeds.com.

FORWARD LOOKING STATEMENTS

This press release of PetMed Express, Inc. (the “Company”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and other similar words and expressions are intended to signify forward-looking statements. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and are subject to various risks and uncertainties, including: the risk that the Company and PetCareRx may not be able to successfully complete the acquisition transaction; the risk that the expected benefits from the acquisition to the Company will not be realized or will not be realized within the expected time periods; or unknown liabilities that may or may not be within the Company’s control. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company's Annual Report on Form 10-K for the year ended March 31, 2022, as well as other filings on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

PETMEDS MEDIA CONTACT

Mary Eva Tredway
Butin PR
maryeva@butinpr.com

PETMEDS INVESTOR RELATIONS CONTACT
Brian M. Prenoveau, CFA
MZ Group
561-489-5315
investor@petmeds.com